Filed Pursuant to Rule 424(b)(3)

Registration No. 333-105040

PROSPECTUS SUPPLEMENT 7/20/04

Page 49, left column, third category in the table should read as follows:

Alaska, Arizona, California, Indiana, Massachusetts, Michigan, Missouri, Nebraska, Oregon, South Carolina and Washington

Page 49, middle column, fourth category in the table should read as follows:

Minimum annual gross income of $50,000 if net worth is less than $200,000.

Page C-2, left column, first category in the table should read as follows:

Alaska, Arizona, California, Indiana, Massachusetts, Michigan, Missouri, Nebraska, Oregon, South Carolina and Washington

Page C-2, middle column, third category in the table should read as follows:

Minimum annual gross income of $50,000 if net worth is less than $200,000.